                                                                      EXHIBIT 12

                        HONEYWELL INC. AND SUBSIDIARIES
            COMBINED WITH PROPORTIONAL SHARES OF 50% OWNED COMPANIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1998
                             (DOLLARS IN MILLIONS)

                                                              1998       1997       1996       1995       1994
                                                            ---------  ---------  ---------  ---------  ---------
Income before income taxes................................  $  829.33  $  703.26  $  610.20  $  505.50  $  369.70
Deduct:
  Equity income...........................................      11.75      12.94      13.30      13.60      10.50
                                                            ---------  ---------  ---------  ---------  ---------
  Subtotal................................................     817.58     690.32     596.90     491.90     359.20
Add (Deduct):
  Dividends from less than 50% owned companies............       2.05       2.60       2.16       2.58       2.37
  Proportional share of income (loss) before income taxes
    of 50% owned companies................................        .35        .06       (.93)       .41      (2.83)
                                                            ---------  ---------  ---------  ---------  ---------
Adjusted income...........................................     819.98     692.98     598.13     494.89     358.74
                                                            ---------  ---------  ---------  ---------  ---------
Fixed charges
Interest on indebtedness:
  Honeywell Inc. and subsidiaries.........................     113.04     101.93      76.81      79.66      72.89
  50% owned companies.....................................       2.79        .11        .05     --         --
                                                            ---------  ---------  ---------  ---------  ---------
  Subtotal................................................     115.83     102.04      76.86      79.66      72.89
Amortization of debt expense..............................       1.67       1.50       4.55       3.66       2.61
Interest portion of rent expense..........................      47.28      47.19      51.24      47.80      45.64
                                                            ---------  ---------  ---------  ---------  ---------
Total fixed charges.......................................     164.78     150.73     132.65     131.12     121.14
                                                            ---------  ---------  ---------  ---------  ---------
Total available income....................................  $  984.76  $  843.71  $  730.78  $  626.01  $  479.88
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges........................       5.98       5.60       5.51       4.77       3.96
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------

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